Exhibit 99.4

FOR:	INTERPOOL, INC.

FOR IMMEDIATE RELEASE

CONTACT:	Mitchell I. Gordon Executive Vice President & Chief Financial Officer (212) 916-3284 Morgen-Walke Associates Investors: Christine Mohrmann/ Lauren Levine Media: Steve DiMattia (212) 850-5600

INTERPOOL, INC. ANNOUNCES AGREEMENT TO SELL
OWNERSHIP OF PERSONAL COMPUTER RENTALS (PCR)

PRINCETON, NJ, November 6, 2001 – Interpool, Inc. (NYSE: IPX) announced today that it has entered into an agreement to sell its 51% ownership stake of Personal Computer Rentals (PCR) to an investment group comprised of the management of PCR. Under the agreement, Interpool will sell its share of PCR for book value. The transaction is expected to close by the end of the fourth quarter of 2001

PCR is a computer and audio/visual equipment rental business specializing in serving the corporate and trade show market.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented, “We are pleased to have entered into an agreement to sell our ownership stake in PCR. This strategic action allows us to further sharpen our focus on our core chassis and container leasing operations. We look forward to continuing to concentrate our efforts on providing superior customer service to our container and chassis customers.”

Interpool, originally founded in 1968, is one of the world’s leading suppliers of equipment and services to the transportation industry. It is the largest lessor of intermodal container chassis in the United States and a world-leading lessor of cargo containers used in international trade. Interpool operates from over 90 locations throughout the world.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company’s SEC filings. The company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company’s website at www.interpool.com.

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